SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

July 2, 2003

MINERA ANDES INC.

(Exact name of registrant as specified in its charter)

ALBERTA, CANADA

(State or other jurisdiction of incorporation)

000-22731	None
(Commission File No.)	(IRS Employer ID)

3303 N. Sullivan Road

Spokane, Washington 99216

(Address of principal executive offices and Zip Code)

(509) 921-7322

(Registrant’s telephone number, including area code)

ITEM 5.	OTHER INFORMATION AND REGULATION FD DISCLOSURE

Minera Andes Inc. (the “Corporation”) and La Mancha Resources Inc announced that their previously proposed merger will not proceed. The two companies have concluded that the delays associated with completion of the merger and the satisfaction of conditions precedent would not be in the best interests of their respective shareholders. The Arrangement Agreement they had entered into in anticipation of the merger has therefore been terminated.

Separately, the Corporation announced that Mauricio Hochschild & Cia. Ltda. S.A. (“MHC”) has acquired 51% of the shares of the project company, Minera Santa Cruz S.A., upon satisfaction of the vesting requirements of the Joint Venture Agreement for the development of the Huevos Verdes gold/silver project in southern Argentina. The Agreement required MHC to expend US$3 million on the further exploration and development of the Huevos Verdes project, owned by Minera Santa Cruz, in order to vest. The Corporation holds a 49% interest in the project.

Currently, underground construction is underway on the Huevos Verdes target at San José in order to define a mineable gold/silver ore reserve. The construction program involves sinking two decline shafts to access the main Huevos Verdes vein, then driving galleries or tunnels on two levels to explore the vein structure identified at San José. An extensive program of further exploration is planned in the current phase of work, including further metallurgical work that may include construction of a pilot plant at site. Among other work, a 27 kilometer (about 17 miles) all-weather road and bridge to Huevos Verdes is nearly completed, which will provide improved access to site.

Following the termination of the proposed merger with La Mancha, the Corporation intends to review other possible financing strategies including possible business combinations and strategic relationships. It intends to undertake an active exploration program on its existing portfolio of gold, silver and copper properties in Argentina and continue to work actively with MHC in the on-going development of Huevos Verdes. The Corporation is a mining exploration and development corporation focused on Argentina. The Corporation presently has 37,450,864 issued and outstanding shares.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Termination of Arrangement Agreement Letter

99.1	News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 2, 2003

MINERA ANDES INC.

By:	/s/ ALLEN V. AMBROSE
Allen V. Ambrose, President